LICENSE AGREEMENT

This license agreement (hereinafter referred to as the "Agreement") is between MOMENTOUS ENTERTAINMENT GROUP, INC., a Nevada Corporation, and DIXIE WORLDWIDE PRODUCTIONS, INC., a California Corporation (collectively Momentous Entertainment Group and Dixie Worldwide Productions are collectively identified as “MEG” or “Licensee” in this Agreement) and PILOXING, LLC (identified as “PA” or “Licensor” in this Agreement). These three entities are each a “party” and collectively are “parties.”

RECITALS

WHEREAS, PA owns intellectual property and contracts for a DVD fitness product called “The Piloxing® System” (the Product) and, together with its affiliate, the Piloxing Academy, LLC and other licensed or cooperating entities, runs a global fitness business under the Piloxing® brand, which business includes, among other things, the development and administration of Piloxing® fitness programs, training and licensing of master trainers and individual instructors who teach live classes, and the design, development, manufacture, distribution and sale of Piloxing® brand merchandise and MEG recognizes the Product as primarily a female sports conditioning system.

WHEREAS, the parties acknowledge and agree that Piloxing® is a lifestyle brand that identifies for consumers and competitors Piloxing, LLC and Piloxing Academy, LLC as the source of high-quality goods and services, and agree they will conduct themselves in a manner to preserve the status in the course of fulfilling their rights and obligations in this Agreement;

WHEREAS, MEG represents and warrants that it possesses the requisite experience, skill and capital to create marketing and market, distribute and sell using direct response media the Piloxing fitness service and Product to consumers;

WHEREAS, PA is entering into this mutually exclusive license agreement with MEG to license PA’s intellectual property to gain the right to advertise, promote, market, distribute, sell and/or exploit the Product in direct response channels, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

1. Term. This Agreement shall be effective as of May 19, 2014 and will continue to be effective until May 18, 2016 (the “Initial Term”) unless extended or earlier terminated as provided herein. So long as MEG performs according to the terms, representations and warranties of this Agreement, and subject to the termination provisions set forth herein, this agreement shall automatically renew for successive one-year terms (each a “Renewal Term”).

2. License; Territory. PA hereby grants, subject to the terms and conditions of this Agreement, to MEG and its permitted successors and assigns, an exclusive license for the term of this Agreement in the United States and Canada (the "Initial Territory") to advertise, promote, market, distribute, sell and/or exploit PA's assets and the Piloxing Product(s) by all direct response means in any and all markets and media now known or hereafter devised during the Term in the Territory of this Agreement, including, without limitation, by any and all direct response channels, including, without limitation, sales of the Product by television, radio, internet, direct mail, catalogues, video news releases (VNR), airlines news releases and PA-approved forms of marketing in which a consumer purchases the Product by any and all retail, international and wholesale distribution channels, including, without limitation, worldwide sales of the Product to wholesalers and/or retailers for resale. Such rights shall include all rights granted by PA to MEG under this Agreement, including, without limitation, the right to use PA's brand name(s), images, artwork, website, and any or all related Intellectual Property.

   Approvals. Any use by MEG that will use PA's Intellectual Property, Increases, New Marks or other rights that may affect the PILOXING® brand shall be unconditionally subject to PA's advance, written approval, which shall be discretionary. MEG will explain to PA the production and marketing campaign process such as: (1) infomercial production for DRTV and Internet, (2) the Script, (3) the media purchasing, (4) telemarketer(s) and (5) logistics and any approvals respecting the team MEG assembles for each of these items will be the subject of approval by PA that may not be unreasonably withheld. PA shall not at any time prior to the date immediately preceding the first, second, third, fourth, or fifth anniversary date of this Agreement, attempt in any manner to actively contact and commercially any actually willing and able candidates who are used for (1)-(5) that MEG identifies in advance in writing and can demonstrate were willing and able at the time of their identification by MEG in writing, without MEG's prior written consent, that may be given or withheld by MEG in its sole discretion.

Extended Territory. International sales is an essential and important part of any DR marketing campaign and to the profitability of that campaign as an off-set to the high expense of television and Internet media expense. Therefore, and incorporated hereto, upon mutual agreement of the Parties, and not unreasonably withheld by PA, reflected by a signed, confirmatory writing, the Territory may be extended to include additional International Markets (with a "Market" defined as an individual country). Taken together, those Markets added by such mutual agreement shall be the "Extended Territory." Either party may request the addition of a Market in the Extended Territory at any time during the "initial" term based on an actual and affirmative lead respecting media-based, direct response opportunities in that Market, which shall be provided confidentially to the other party with the request. Such information shall be Confidential Information under the parties' May 1, 2014 Nondisclosure Agreement (which is incorporated entirely into this Agreement).

Intellectual Property. MEG shall not take any action inconsistent with PA's ownership of the associated intellectual property rights or Intellectual Property or Increases during or after the term of this Agreement.

No Conflict. MEG shall not advertise, promote, market or distribute in any manner in any market or with any media now known or hereafter devised (i.e. "solicit") a service or product similar to the Product during the term of this Agreement and for a period of two (2) years after

termination of this Agreement. MEG shall not for the same period solicit a customer of the Product for another product that MEG considers to be a competing product for the same time period without the written approval of PA. PA agrees not to unreasonably deny MEG from doing other fitness products, except that Piloxing shall have a right to discretionarily decline such approval as to any primarily female conditioning DVD system product. The parties acknowledge that not all fitness products are considered as competitive products. For example, actual tangible fitness products are not considered as competitive products for the purposes of this Agreement. Notwithstanding anything else in this Agreement, this Clause shall be interpreted and enforced in California by applying the laws of the jurisdiction in which the consumer who was improperly solicited resides or is domiciled.

Best Efforts. MEG shall use continuing commercially best efforts to market, sell and distribute the Product and any related items on a continuing basis during the term of this Agreement.

Insurance. MEG shall at all times relevant hereto maintain one or more policies of commercial general liability insurance effective within the market the Product is advertised of not less than Two Million Dollars ($2,000,000) naming PA as an additional insured.

Intellectual Property Indemnifications. PA indemnifies and holds harmless MEG and its affiliates, owners, employees, partners, heirs and assigns for any and all claims, damages, liabilities or other costs and expenses (including reasonable attorneys' fees) that arise from third party claims concerning intellectual property rights that are directed to licensed Intellectual Property in all Markets that, on the Effective Date or on the date of the addition of an Extended Territory, PA has registered such Intellectual Property rights. MEG indemnifies and holds harmless PA and its affiliates, owners, employees, partners, heirs and assigns for any and all claims, damages, liabilities or other costs and expenses (including reasonable attorneys' fees) that arise by a failure of MEG to comply with the restrictions, obligations and approvals required as to Intellectual Property, Increases, New Marks or other PA rights described in this Agreement or not otherwise covered by PA's intellectual property indemnification stated in this subsection.

3. Subject to the conditions herein and specifically subject to the approvals referred to in Section 2, PA hereby grants to MEG and its successors, assigns, designees, distributors, licensees, sub-licensees and affiliates the exclusive, irrevocable right during the term of this Agreement to use in the Territory all copyrights, know-how, patents, trade names, service marks, trademarks, domain names and all other intellectual property owned or controlled by PA relating to the Piloxing Product (the "Intellectual Property"). Any and all improvements or derivatives created from or incorporating the Intellectual Property shall be the property of PA (the "Increases"). MEG shall provide whatever assistance is needed to perfect PA's interest in the Increases (both before and after the term of this Agreement). If this Agreement terminates for any reason or in the event of MEG's dissolution or filing a voluntary petition or proceeding in bankruptcy or under any other federal or state law for relief of debtors, consents to the appointment of a receiver, custodian or liquidator for any portion of its business or property, or any of the same are filed against it or any of its property, all rights and licenses granted herein by PA to MEG shall automatically revert to PA free and clear of any liens and encumbrances without the need for any additional action by PA. The reversion shall not satisfy any outstanding royalty owed to PA by MEG.

Upon termination of this Agreement by MEG any intellectual property or tangible or intangible item of any kind created by MEG during the course of this agreement created to exploit PA's Intellectual Property or Product shall become the property of PA and MEG shall deliver such Intellectual Property and Increases or other works to PA within 30 days of termination. Upon expiration or termination of this Agreement by either party for any reason, MEG shall make available any and all intellectual property or tangible and intangible items for purchase by PA at a price to be determined at that time, except that PA shall be required to provide no consideration, including no monetary compensation, for the recovery of any and all intellectual property created under the licenses granted in this Agreement or by virtue of the obligations of this agreement, or incorporating in any way the Intellectual Property, after the first Anniversary of the Effective Date.

All client lists and client data created during the term of the Agreement by MEG are owned strictly by MEG and considered as MEG's sole property and not jointly owned between the parties. At least as often as once per calendar quarter, MEG shall send to individuals in it's client lists for fitness and health markets/industries an electronic marketing communication prepared by PA that will inform those consumers about live Piloxing® classes offered and coordinated by the Piloxing Academy, LLC or its assigns. It shall not be a material breach of this provision should MEG fail to send the communication provided it doubles the number of communications the following quarter.

MEG shall not attempt to circumvent or cause another to circumvent the contract between PA and any third party vendor of PA's, or its successors and affiliates for a period of 2 years after termination of this Agreement.

(a) <u>Sublicenses/Limited Right Back to PA for Fitness Business</u>.

i) Upon receipt by MEG of PA's prior written approval, which approval shall not be unreasonably withheld, MEG shall have the right to grant sublicenses to affiliates of PA consistent with this Agreement. No sublicense shall reduce or eliminate MEG's obligations herein. MEG understands and agrees that it shall ensure that any and all of its sub-licensees shall comply with the terms, conditions and restrictions imposed on MEG herein for the exploitation of the Product and Intellectual Property, and that MEG shall use its best efforts to correct any failures of sub-licensee to comply with such terms, conditions or restrictions herein. As used herein, any provisions pertaining to MEG (including but not limited to the term hereof and consequences of termination) shall equally apply to MEG's sub-licensees, each as applicable.

~~ii)~~ PA retains a right for it and its affiliates and distributors and licensed fitness instructor customers to sell the Product with no obligation to MEG in traditional channels related to the fitness business described in the recitals (e.g., distributor websites, instructor websites, trade shows, and other industry-standard). Upon launch of the DR campaign by MEG, (a) MEG will drive consumers through its DR efforts to the PILOXING.COM website to purchase the Product under this Agreement and authorized upsells in the Territory, except that the parties may agree in writing to use

different domain(s) or marketing website(s) at any time, and (b) PA shall transfer the Amazon.com webshop to MEG.

(b) Product Names. If Licensee desires to (i) register the "Piloxing" name as a trademark or service mark in any territory other than the U.S., all new applications, registrations, names or trademarks used in connection with the Piloxing Product (collectively, "New Marks") must first be approved in writing by PA and ownership of such new applications, registrations, names or trademarks shall be solely and wholly owned by PA. Any such approval shall be in the sole discretion of PA. Any "New Marks" shall constitute Intellectual Property Rights hereunder and shall be licensed to MEG on the terms and conditions hereof. Any sharing of fees, costs and expenses relating to any/all trademark or service mark filings/registrations or enforcement activities required to protect the Piloxing Intellectual Property or Increases or New Marks in the Territory or Extended Territory when needed under this agreement shall be addressed on a case-by-case basis, except that PA may bar a Market from inclusion in the Extended Territory if MEG elects to not share in that Market. The parties' cost sharing evaluation shall include a comparison of the then-current projections of the Academy forecast and the MEG forecast for net revenue from the Market, with the costs shared by the parties based on the percentage of the two net revenue forecasts. Under all circumstances, however, PA shall control the protective or enforcement activity. In the event the parties cannot arrive at a reasonable cost-sharing arrangement for a particular Market, the sole remedy is to terminate this Agreement as to that Market.

(c) Third Party/MEG Compensation. MEG agrees to be solely responsible for any compensation payable to any third party or MEG employee or other entity to which MEG becomes liable by virtue of this Agreement or its performance thereunder (including but not limited to producer in connection with Direct Sales or Wholesale Sales of the Product, and agrees to indemnify, defend and hold harmless PA from and against any third party claims in connection therewith. MEG indemnifies and holds harmless PA and its affiliates, owners, employees, partners, heirs and assigns for any and all claims, damages, liabilities or other costs and expenses (including reasonable attorneys' fees) that arise by a failure of MEG to satisfy such third party or MEG liabilities.

4. Compensation: MEG shall compensate PA on the sale of each Piloxing product by way of a royalty fee as follows:

[redacted]

[redacted]

[redacted]

iii. [redacted]

D. MEG shall pay any applicable payments to PA by wire transfer or any other method of transmission selected by PA on a monthly basis not more than 15 days following the end of each month. Minimum royalties shall be reconciled (if needed) for each calendar quarter with the royalty statement for the first month of the calendar quarter immediately after the calendar quarter to which the minimum applies. Each payment by MEG shall be accompanied by a written report to PA detailing any monies earned from the exploitation of any PA Intellectual Property or PA Product sold by MEG, its affiliates and its sub-licensees.

E. The DVD Set Product, sold by MEG under this Agreement, [redacted]

[redacted]

F. Beginning on the earlier of June 1, 2015 or the date on which MEG requests PA cease any component of it's current sales channels or activities for the Product, MEG shall pay a quarterly minimum royalty fee ("Minimum Royalty") to PA of not less than an amount calculated by this formula for the first quarter in which it is due:

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

SPECIAL NOTE: For purposes of this agreement "Adjusted Gross Revenue Sales" is defined as all gross sales of the Product less returns, allowances, and non-payment on any multiple payment offer, provided that MEG has made reasonable collection efforts as to non-payment.

5. <u>Accounting</u>: MEG shall provide on a quarterly basis to PA a detailed accounting with respect to all sales of the Piloxing Product. PA shall have the right to inspect and audit (through an independent CPA if necessary) MEG's books and records relating to the agreement and all sales of the Product. Upon request MEG shall make all books and records available within

thirty-days (30) of a written request. MEG shall pay for PA's audit costs if the underpayments are 5% or more. It is noted hereto that MEG is a publically held corporation pursuant to the rules of the Security Exchange Commission (SEC) and MEG is required by law to provide the public an annual audited statement, which PA is freely entitled to receive.

6. Responsibilities of the Parties: (A) MEG shall be solely responsible for all DR marketing costs including, fees and expenses relating to its obligations and performance under this Agreement, including without limitation: the creation and production and localization and testing or trials required for regulatory reasons for infomercials, commercials, videos, media and other productions for the promotion of the Product; coordination of telemarketing services; coordination of fulfillment operations; coordination of television media buying; creation and implementation of an internet website; coordination of international sales of the Product; coordination of retail and wholesale sales of the Product; and coordination of the direct response campaign management of the Product. MEG's obligations shall include pursuing in-market infomercial materials for any Market that it intends to seek to add to the Extended Territory (which may be coordinated, conducted, and facilitated by PA with actual costs incurred to be reimbursed by MEG, for example where MEG pays travel and per-diem for a knowledgeable member (or members) of the Piloxing office or community with appropriate language skills to attend a particular show and obtain testimonials. (B) PA shall be solely responsible for all fees, costs and expenses relating to all of the following regarding the Product: creation of artwork, logos, designs, graphics and packaging for the Product; and coordination of the Product. The parties recognize that (B) is complete since the Product is being taken as is.

MEG and their team, including employees and contractors/consultants that work on the project shall meet with PA personnel to obtain an in-depth understanding of PA's business model and brand, including any patents, copyrights or other intellectual properties needed to effectively engage in a DR campaign or campaigns that comport with that business model. Richard F. Allen Sr. will serve as MEG's lead representative on the Piloxing project and all communications between the Piloxing people and MEG will flow through Mr. Allen during the effective time the Piloxing License is in force. Further, Natasha Bellroth will serve as PA's lead representative on the Piloxing project and all communications between the MEG people and PA will flow through Mrs. Bellroth during the effective time the Piloxing License is in force

[redacted]

7. PA understands that MEG is in the direct response business and from time to time MEG will or may sell or develop products on its own behalf that are not related to Piloxing products and that such revenue derived from the sale of these MEG products are exempt from any royalty payments as identified in paragraph 4 above (Compensation).

8. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9. Termination by PA (Licensor). PA may, at its sole option, terminate this Agreement with cause following written notice to MEG if Licensee or any of its sub-licensees

breaches any provision of this Agreement and such breach is not cured within sixty (60) days of such notice to MEG, or immediately if MEG does not compensate PA for underpayment or immediately if MEG (A) ceases to do business in the ordinary course, (B) takes any action or omits to take any action that could reasonably be construed by PA as a willful or intentional breach of this Agreement (C) dissolves or files a voluntary petition or proceeding in bankruptcy or under any other federal or state law for relief of debtors, (D) consents to the appointment of a receiver, custodian or liquidator for any portion of its business or property, (E) or any of the same are filed against it or any of its property, (F) either party is the subject of a change in control affecting a material part of its assets or key management personnel, or (G) (1) makes an assignment for the benefit of its creditors, or if MEG has not completed production of the Commercial by December 1, 2014 or is not offering Piloxing Products for sale, including, but not limited to, by means of the Commercial, by January 15, 2015, or (2) immediately if the commercial value of the Piloxing brand, program or Product is substantially impaired by reason of the alleged commission by MEG or any representative of MEG of any act which shall be an offense involving moral turpitude under federal, state or local laws or which tends to shock, insult or offend the community or ridicule public morals and decency or is reasonably deemed by PA to be the subject of tarnishment, dilution or other lawfully recognized damage to Intellectual Property or other licensed rights or (3) if PA deems the Piloxing Product unfit for sale for any reason. MEG shall be entitled to recover all of its costs, including reasonable attorney fees, should PA terminate this license agreement prior to the end of the initial term ending on May 18, 2016 without cause. PA shall have a discretionary alternative to convert the license in this Agreement to an entirely non-exclusive license in the event of any substantially material or uncured breach of the Agreement by MEG, which non-exclusive license shall be according to the terms of this Agreement and effective during the then-current Initial or Renewal Term, which alternative shall not impair the availability of any and all other equitable or damage based remedies.

10. Termination by MEG (Licensee). MEG may, at its sole option, terminate this Agreement (1) following written notice to PA if PA breaches any provision of this Agreement and such breach is not cured within sixty (60) days of such notice to PA, or (2) immediately if PA (A) ceases to do business in the ordinary course, (B) takes any action or omits to take any action that could reasonably be construed by MEG as a willful or intentional breach of this Agreement, (C) dissolves or files a voluntary petition or proceeding in bankruptcy or under any other federal or state law for relief of debtors, (D) consents to the appointment of a receiver, custodian or liquidator for any portion of its business or property, (E) or any of the same are filed against it or any of its property, or (F) makes an assignment for the benefit of its creditors, or (1) immediately if the commercial value of the Piloxing Product is substantially impaired by reason of the alleged commission by PA or any representative of PA of any act which shall be an offense involving moral turpitude under federal, state or local laws or which tends to shock, insult or offend the community or ridicule public morals and decency.

11. Non-renewal After Initial Term. MEG may, at its sole option, terminate this Agreement at the end of the Initial Term, provided that notice of such termination shall be made in writing to PA not later than sixty-days (60) before May 18, 2016.

12. Rights and Duties Upon Expiration or Termination. Upon expiration or earlier termination of this Agreement for any reason whatsoever, (1) all rights to Intellectual Property including, without limitation, all New Marks, Increases and Licensee Materials, granted to MEG hereby, and all other rights licensed herein by PA to MEG shall be deemed immediately revoked

and automatically revert to PA free and clear of any liens and encumbrances without the need for any additional action by PA, (2) MEG shall pay PA within forty-five (45) days any amounts due PA under this Agreement, including any earned, but unpaid License Payments, (3) MEG shall cease using in any manner whatsoever, the Product and the Intellectual Property, including, without limitation, all New Marks, Increases, and Licensee Materials. Upon termination of this Agreement by MEG any intellectual property or tangible or intangible item of any kind created by MEG during the course of this agreement created to exploit PA's Intellectual Property or Product shall become the property of PA and MEG shall deliver to PA within 30 days of termination. Upon termination of this Agreement by PA, MEG shall make available any and all intellectual property or tangible and intangible items for purchase by PA at a price to be determined at that time. All client lists and client data created during the term of the Agreement by MEG are the sole and exclusive property of MEG.

13. Further, both parties agree that MEG may assign this agreement to any unrelated party upon PA's written approval, which shall be given in PA's sole and absolute discretion. PA's approval or denial of such assignment shall be provided in writing within 30 days of request by MEG.

14. The parties shall execute any and all additional documents and instruments, and take all actions and cooperate with the other party, or its designees, distributors, licensees, affiliates or assigns, and do any and all things necessary or desirable to effectuate the purposes of this Agreement.

15. MEG shall defend, indemnify and hold PA its agents, affiliates, officers, employees, harmless from and against all claims, investigations, liabilities and losses sustained by or asserted against the aforementioned (including, but not limited to, actual damages, punitive damages, fines and attorneys' fees), arising out of: (i) any act or omission by MEG within the course and scope of its duties hereunder, (ii) any state, local, or federal law governing advertising, marketing, promotion, or sales, including, but not limited to, any rule, regulation, or guideline of the Federal Trade Commission, as applied to the Product or to any claim or statement made in the marketing of the Product, regardless of whether the claim or statement was provided by PA, or (vi) any material breach by MEG of any term, condition, or provision of this Agreement, or any breach by MEG of any warranty, representation, or covenant made herein. This indemnification shall, without limitation, include an affirmative representation and warranty that neither MEG nor anyone acting on its behalf (directly or indirectly) or through association has or will make any unlawful contributions, gifts, entertainment, or other unlawful payment or expense related to political activities or foreign or domestic government officials, political parties, campaigns, or organizations or violate any provision of the Foreign Corrupt Trade Practices Act or make any bribe, payoff, influence payment, kickback, or other similar unlawful payment.

16. PA shall defend, indemnify and hold MEG its agents, affiliates, officers, employees, harmless from and against all claims, investigations, liabilities and losses sustained by or asserted against the aforementioned (including, but not limited to, actual damages, punitive damages, fines and attorneys' fees), arising out of: (i) any act or omission by PA within the course and scope of its duties hereunder, (ii) any state, local, or federal law governing advertising, marketing, promotion, or sales, including, but not limited to, any rule, regulation, or guideline of the Federal Trade Commission, as applied to the Product or to any claim or statement made in the marketing of the Product, regardless of whether the claim or statement was

provided by MEG, or (vi) any material breach by PA of any term, condition, or provision of this Agreement, or any breach by PA of any warranty, representation, or covenant made herein.

17. Neither party nor any of its officers, employees, agents or representatives is a partner, employee or agent of the other party for any purpose whatsoever. Rather, each party is and shall at all times remain a separate legal person/entity from the other and each shall be an independent contractor responsible only for such party's own actions. Each party shall have sole control of the manner and means of performing its obligations under this Agreement. Neither party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing in advance. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement except as specifically set forth herein. Each party represents and warrants the party signing on behalf of its entity has the power to lawfully bind the entity.

18. PA will use commercially reasonable efforts to submit to MEG copies of all reports and/or agreements in its possession or control, or available to it, that has been prepared with respect to the quality and/or safety of all PA product(s). MEG agrees to use its best efforts to ensure that all reports provided to MEG by PA with regard to advertising claims made about the PA product(s) are in compliance with applicable governmental regulations and industry standards. MEG agrees to submit any and all advertising claims about PA product(s) to PA for their written approval. PA agrees not to unreasonably withhold approval to MEG and shall respond to MEG no later then 5 business days after such a written request has been submitted.

19. MEG will submit for PA approval all appropriate disclaimers, warnings, and instructions that may include any advertising of the Product as required by law. MEG shall retain and pay for legal counsel to review the marketing and advertising for the Product for all disclaimers, warnings, instructions and advertising claims to ensure compliance with all laws, rules and regulations. Legal counsel shall issue an opinion letter or other similar letter issued to both MEG and PA for reliance thereon.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This agreement may be executed and delivered by electronic facsimile (including scanning) transmission or email attachment with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

21. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

22. The rule that an agreement is to be construed against the party drafting the agreement is hereby waived by the parties hereto, and shall have no applicability in construing this Agreement or the terms of this Agreement.

23. This Agreement cannot be modified, altered or otherwise amended except by an agreement in writing signed by all of the parties hereto.

24. Each party acknowledges that such party had the right and opportunity to seek independent legal counsel of such party's own choosing in connection with the execution of this

Agreement, and each party represents to the other that such party has either done so or that such party has voluntarily declined to do so, free from coercion, duress or fraud.

25. Notices: All notices, requests, demands and other communications under this Agreement shall be in writing addressed to the respective Parties at the addresses stated below or to such other changed addresses the Parties may have fixed by notice as provided herein and shall be deemed to have been delivered upon receipt:

If to PA (Licensor):

Piloxing, LLC
2220 W. Magnolia Blvd.
Burbank, CA 91506
Office: 818-762-8855
Email: Natasha@piloxing.com; jasonrburatti@gmail.com

If to MEG (Licensee):

MOMENTOUS ENTERTAINMENT GROUP, INC.
2360 Corporate Circle, Suite 400
Henderson, Nevada 89074-7722
Office: (800) 314-8912
Fax: (713) 490-3181
Email: admin@momentousent.net; Richard@dixieworldwide.com

26. This Agreement and all disputes arising from or related to it, its interpretation or its subject matters shall be governed by, resolved and remedied in accordance with the laws of the State of California, USA (without resort to conflict of law principles) as it applies to agreements entered into and to be performed entirely within such State and to acts or omissions occurring wholly within the State. Any claims arising from or related to this Agreement or its subject matters shall be brought and resolved only in the appropriate State or Federal courts located in Los Angeles County, California and Licensor expressly consents to the jurisdiction and exclusive venue of said courts. However, either party, at their sole discretion, can institute or convert any action (no matter which Party initiates it) to arbitration under the applicable rules of the American Arbitration Association, said arbitration to: (1) apply the choice of law specified above; and (2) take place in Burbank, California.

27. This Agreement states the entire agreement and understanding of the parties with respect to the subject matter set forth herein, all prior and contemporaneous oral and written agreements and discussions being merged herein and superseded hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above-written.

Piloxing, LLC

By: ______________________
Name:
Title:

MOMENTOUS ENTERTAINMENT GROUP, INC.

By: ______________________
Kurt Neubauer
Chief Executive Officer

DIXIE WORLDWIDE PRODUCTIONS, INC.

By: ______________________
Richard F. Allen Sr.
Chief Executive Officer